Filed Pursuant to Rule 433

Registration No. 333-277211

August 12, 2026
FREE WRITING PROSPECTUS
(To Prospectus dated February 21, 2024
Prospectus Supplement dated February 21, 2024
and Stock-Linked Underlying Supplement dated February 21, 2024 )

Structured Investments	HSBC USA Inc. $ Phoenix Quarterly Review Notes with Memory Coupon Feature and Downside Gearing Linked to Advanced Micro Devices, Inc. due September 2, 2027 (the "Notes")

General

Terms used in this free writing prospectus are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment.

This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.

Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

Senior unsecured debt obligations of HSBC USA Inc. maturing September 2, 2027.

Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Any payments on the Notes are subject to the Issuer’s credit risk.

If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Common Stock of the Reference Asset Issuer
Reference Asset Issuer:	Advanced Micro Devices, Inc. (Ticker: "AMD") (the "Company")
Principal Amount:	$1,000 per Note.
Trade Date:	August 14, 2026
Pricing Date:	August 14, 2026
Original Issue Date:	August 19, 2026
Final Valuation Date:	August 30, 2027, subject to adjustment as described in "Additional Terms of the Notes-Valuation Dates" in the accompanying Stock-Linked Underlying Supplement
Maturity Date:	3 business days after the Final Valuation Date, and expected to be September 2, 2027. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes- Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of the Reference Asset on any Observation Date or the Final Price is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the "Call Settlement Date") a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date together with any previously unpaid Contingent Coupons with respect to any prior Observation Dates, in each case pursuant to the Contingent Coupon feature described below. No further amounts will be owed to you under the Notes
Observation Dates:	November 27, 2026, February 25, 2027 and May 27, 2027, subject to postponement as described under "Additional Terms of the Notes-Valuation Dates" in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, three business days following the applicable Observation Date. The final Contingent Coupon, if payable, will be paid on the Maturity Date. The Coupon Payment Dates are subject to postponement as described under "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon:

If the Official Closing Price of the Reference Asset on any Observation Date or the Final Price is equal to or greater than the Coupon Barrier, HSBC will pay you the Contingent Coupon on the corresponding Coupon Payment Date as well as any previously unpaid Contingent Coupon with respect to a prior Observation Date.

If the Official Closing Price of the Reference Asset on any Observation Date or the Final Price is less than the Coupon Barrier, the Contingent Coupon applicable to such date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date. If a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Price of the Reference Asset on that Observation Date is less than the Coupon Barrier, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price or the Final Price, as applicable, is equal to or greater than the Coupon Barrier on such later Observation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

The Contingent Coupon is at least at least $54.375 per Note (to be determined on the Trade Date) per each Coupon Payment Date. The table below sets forth the expected Observation Dates on which the Official Closing Price is observed to determine the Final Price, Coupon Payment Dates and the potential Contingent Coupons.

Contingent Coupon

Expected Observation Dates*	Expected Coupon Payment Dates	Expected Contingent Coupons
November 27, 2026	December 2, 2026	$54.375
February 25, 2027	March 2, 2027	$54.375
May 27, 2027	June 2, 2027	$54.375
August 30, 2027 (the Final Valuation Date)	September 2, 2027 (the Maturity Date)	$54.375

* The Observation Dates are subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.

Downside Leverage Factor:	100/65.00, which is equal to approximately 1.5385
Payment at Maturity:

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Trigger Price, HSBC will pay you, in addition to any Contingent Coupons otherwise due, a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes.

If the Final Price of the Reference Asset is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date equal to:

$1,000 + [$1,000 x (Reference Return + 35.00%) x Downside Leverage Factor].

In that case, you will lose approximately 1.5385% of the Principal Amount for each 1% that the Final Price is below the Trigger Price. This means that if the Reference Return is less than -35.00%, you will lose some or all of your entire investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Price - Initial Price Initial Price
Trigger Price:	, which is 65.00% of the Initial Price
Coupon Barrier:	, which is 65.00% of the Initial Price
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Selected Risk Considerations - The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."
CUSIP/ISIN:	40447LAG5/US40447LAG59
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to "Selected Risk Considerations" beginning on page 5 of this document and "Risk Factors" beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page 8 of this free writing prospectus. JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $937.50 and $987.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" above and "Selected Risk Considerations" beginning on page 5 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $10.00 per Note, and the placement agent with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

August [ ], 2026

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Stock-Linked Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations” beginning on page 4 of this free writing prospectus and "Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the "Issuer”, "HSBC”, "we", "us" and "our" are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling (212) 525-8010.

You may also obtain:

The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Selected Purchase Considerations

  CONTINGENT COUPON PAYMENT- If the Official Closing Price of the Reference Asset on the applicable Observation Date or the Final Price is equal to or greater than the Coupon Barrier, HSBC will pay a quarterly Contingent Coupon payment, plus any previously unpaid Contingent Coupons with respect to prior Coupon Payment Dates. Otherwise, no coupon will be paid on such Coupon Payment Date. The expected Coupon Payment Dates are December 2, 2026, March 2, 2027, June 2, 2027 and the Maturity Date. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled "Description of Notes-Interest and Principal Payments-Recipients of Interest Payments" on page S-17 in the accompanying prospectus supplement. The Contingent Coupon is at least at least $54.375 per Note (to be determined on the Trade Date) per each Coupon Payment Date.
  AUTOMATIC CALL FEATURE - The Notes will be automatically called if the Official Closing Price on any Observation Date or the Final Price is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon, together with any previously unpaid Contingent Coupons with respect to the prior Coupon Payment Dates.
  LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Final Price is not less than the Initial Price by more than 35.00%. If the price of the Reference Asset decreases by more than 35.00%, you will lose approximately 1.5385% of the Principal Amount for every 1% decrease in the price of the Reference Asset by more than 35.00% This means that if the Reference Return is less than -35.00%, you will lose some or all of your entire investment.

Investor Suitability

The Notes may be suitable for you if:

You believe that the Official Closing Price of the Reference Asset on some or all of the Observation Dates and the Final Price will not be below the Coupon Barrier.

You are willing to make an investment that is exposed to the Downside Leverage Factor of approximately 1.5385x for each percentage point that the Reference Return is less than -35.00% and you understand that the Downside Leverage Factor may magnify your losses up to a 100% loss of your investment.

You are willing to hold the Notes that will be automatically called if the Official Closing Price of the Reference Asset on any of the Observation Dates or the Final Price is at or above the Initial Price.

You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

You are willing to forgo dividends or other distributions paid on the Reference Asset.

You are willing to hold the Notes to maturity.

You do not seek an investment for which there will be an active secondary market.

You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

You believe that the Official Closing Price of the Reference Asset on some or all of the Observation Dates or the Final Price will be below the Coupon Barrier.

You are unwilling to make an investment that is exposed to the Downside Leverage Factor of approximately 1.5385x for each percentage point that the Reference Return is below -35.00% up to a 100% loss of your investment.

You are unable or unwilling to hold the Notes that will be automatically called if the Official Closing Price of the Reference Asset on any of the Observation Dates or the Final Price is at or above the Initial Price.

You are unwilling to invest in the Notes based on the fact that your maximum potential return is the Contingent Coupons payable on the Notes.

You prefer to receive dividends or other distributions paid on the Reference Asset.

You prefer an investment that provides upside participation in the Reference Asset, as opposed to any Contingent Coupons payable on the Notes.

You are unable or unwilling to hold the Notes to maturity.

You seek an investment for which there will be an active secondary market.

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the "Risk Factors" sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

Risks Relating to the Structure or Features of the Notes

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS - The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Asset, and will depend on whether the Official Closing Price of the Reference Asset on the Observation Dates or the Final Price, as applicable, is at or above the Coupon Barrier or Trigger Price. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes (plus the final Contingent Coupon and any previously unpaid Coupon Payments with respect to prior Observation Dates) if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS - Contingent quarterly payments are not, and should not be viewed as, periodic interest payments. HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date or the Final Price is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Official Closing Price of the Reference Asset on each of the Observation Dates (and the Final Price) is less than the Coupon Barrier, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Even if all of the Contingent Coupons are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

REINVESTMENT RISK - If your Notes are automatically called, the term of the Notes may be as short as approximately 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date. No portion of the fees and commissions described on the cover page will be repaid if the Notes are automatically called.

YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE PRICE OF THE REFERENCE ASSET - If the Notes are automatically called, for each $1,000 in Principal Amount, you will receive $1,000 plus the Contingent Coupon and any previously unpaid Contingent Coupons with respect to prior Observation Dates, regardless of any appreciation in the value of the Reference Asset, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICE OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE FINAL VALUATION DATE - Whether the Notes are automatically called and whether the Contingent Coupon with respect to a particular Coupon Payment Date is paid will depend on the Official Closing Price of the Reference Asset on the related Observation Date, including the Final Valuation Date, and subject to postponement for non-trading days and certain Market Disruption Events, even if the price of the Reference Asset performs more favorably at other times during the term of the Notes. Similarly, if the Notes have not been called, the Final Price, and therefore the payment you receive at maturity on the Notes, will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Reference Asset performs more favorably during the term of the Notes other than on the Final Valuation Date but then drops on the Final Valuation Date to a price that is less than the Trigger Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

HIGHER CONTINGENT COUPONS OR LOWER TRIGGER PRICES ARE GENERALLY ASSOCIATED WITH REFERENCE ASSETS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS - "Volatility" refers to the frequency and magnitude of changes in the price of the Reference Asset. The greater the expected volatility with respect to the Reference Asset on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Asset could close below its Trigger Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher coupon payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Price or a higher Contingent Coupon) than for similar securities linked to the performance of the Reference Asset with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Trigger Price may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Asset can change significantly over the term of the Notes. The price of the Reference Asset could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity.

Risks Relating to the Reference Asset

WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER - We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer's public disclosure of information, whether contained in SEC filings or otherwise.

IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE PARTIALLY BASED ON THE SHARES OF A COMPANY OTHER THAN THE REFERENCE ASSET - Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the shares of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the "Additional Terms of the Notes-Antidilution and Reorganization" in the accompanying Stock-Linked Underlying Supplement.

General Risk Factors

THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. - The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

SUITABILITY OF THE NOTES FOR INVESTMENT - You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE TRADE DATE, IS EXPECTED TO BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY - The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates' internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE TRADE DATE IS EXPECTED TO BE LESS THAN THE PRICE TO PUBLIC - The price to public takes into account certain costs. These costs will include our affiliates' projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES - Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may be initially used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

THERE IS LIMITED ANTI-DILUTION PROTECTION - The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the price of the Reference Asset. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of the Reference Asset, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the section "Additional Terms of the Notes-Antidilution and Reorganization Adjustments" in the accompanying Stock-Linked Underlying Supplement for additional information.

NO GUARANTEED INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of the Notes, you will not necessarily receive the Contingent Coupons, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights as would the holders of shares of the Reference Asset. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes. Because the return on the Notes will not reflect any dividends paid on the Reference Asset, any positive return on the Notes may be less than the return on a direct investment in the Reference Asset.

POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN - HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the price of the Reference Asset and the value of the Notes.

THE NOTES LACK LIQUIDITY - The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

THE NOTES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION - The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

THE HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES - It is impossible to predict whether the price of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN - The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and determining the amounts that we are required to pay you on the Notes, or from properly hedging our obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the amounts payable on the Notes in the ordinary manner, the Calculation Agent will determine the amounts payable on the notes, including determining the Reference Return or Payment at Maturity, in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, Final Valuation Date, the Maturity Date and any other dates with respect to the Notes will be postponed, which may adversely affect the return on your Notes.

UNCERTAIN TAX TREATMENT - For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under "Tax Considerations" herein and the discussion under "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described in the discussion under "Tax Considerations". For example, Notes that have a term of one year or less could be treated as short-term debt instruments for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations-Tax Treatment of U.S. Holders-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Notes" in the accompanying prospectus supplement. Notes that have a term of more than one year could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations-Tax Treatment of U.S. Holders-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Notes" in the accompanying prospectus supplement. In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES - In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

  the actual and expected volatility of the Reference Asset;
  the time to maturity of the Notes;
  the dividend rate on the Reference Asset;
  interest and yield rates in the market generally;
  a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the securities markets generally; and
  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following terms:

Hypothetical Initial Price:	$100.00
Hypothetical Contingent Coupon:	$54.375 for each applicable Coupon Payment Date (to be determined on the Trade Date)
Observation Dates:	Quarterly
Hypothetical Coupon Barrier:	$65.00 (which is equal to 65.00% of the Hypothetical Initial Price)
Hypothetical Trigger Price:	$65.00 (which is equal to 65.00% of the Hypothetical Initial Price)
Downside Leverage Factor:	100/65.00, which is equal to approximately 1.5385

Example 1 - The Notes are called on the first Observation Date

Date	Official Closing Price	Payment (per Note)
First Observation Date	$130.00 (at or above Initial Price)	$1,054.375(Payment at Redemption)
Total Payment:		$1,054.375 (5.4375% return)

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,054.375 per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $54.375. The total return on the Notes would be 5.4375%. No further amount will be owed to you under the Notes.

Example 2 - The Notes are NOT called on any of the Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Second Observation Date	$87.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Third Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Final Valuation Date	$82.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,054.375 (Payment at Maturity)
Total Payment:		$1,217.50 (21.75% return)

Since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,054.375 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $54.375. When added to the Contingent Coupon payments of $163.125 received in respect of each of the three Observation Dates, HSBC will have paid you a total of $1,217.50 per $1,000 Note. The total return on the Notes would be 21.75%.

Example 3 - The Notes are NOT called on any of the Observation Dates and the Final Price of the Reference Asset is below the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Second Observation Date	$87.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Third Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$54.375 (Contingent Coupon)
Final Valuation Date	$30.00 (below Trigger Price and Coupon Barrier)	$1,000 + [$1,000 × (Reference Return + 35.00%) × Downside Leverage Factor] = $1,000 + [$1,000 × (-70.00% + 35.00%) × 100/65.00] = $1,000 - $538.475 = $461.525 (Payment at Maturity)
Total Payment:		$624.65 (-37.535%)

Since the Notes are not called and the Final Price of the Reference Asset is below the Trigger Price, HSBC will pay you a total of $461.53 at maturity per $1,000 Note. When added to the Contingent Coupon payments of $163.125 received in respect of each of the three Observation Dates, HSBC will have paid you $624.65 per $1,000 Note. The total loss on the Notes would be 37.535%.

Example 4 - The Notes are NOT called on any of the Observation Dates, the Official Closing Price is below the Coupon Barrier on the first three Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$42.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Second Observation Date	$40.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Third Observation Date	$45.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Final Valuation Date	$85.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,217.50 (Payment at Maturity)
Total Payment:		$1,217.50 (21.75% return)

Even though the Official Closing Price of the Reference Asset is below the Coupon Barrier on the first three Observation Dates, since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,217.50 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $54.375 plus the three previously unpaid Contingent Coupons of $163.125. The total return on the Notes would be 21.75%.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy shares of the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

Description of the common stock of Advanced Micro Devices, Inc.
Advanced Micro Devices, Inc. (AMD) produces semiconductor products and devices. The Company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries, as well as provides assembling, testing, and packaging services. AMD serves customers worldwide. Information filed by the Company with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") can be located by reference to its SEC file number: 001-07882 or its CIK Code: 0000002488. Shares of the Common Stock of the Company trade and are listed on the NASDAQ under the symbol "AMD."
Historical Performance of the Reference Asset

The graph below illustrates the performance of the Reference Asset from August 15, 2016 through August 11, 2026, based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Asset is not indicative of its future performance.

Historical Performance of the Reference Asset

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in "Key Terms" in this free writing prospectus. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see "Description of Debt Securities—Senior Debt Securities—Events of Default" in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. The placement agents for the Notes will receive a fee that will not exceed $10.00 per $1,000 Principal Amount. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See "Supplemental Plan of Distribution (Conflicts of Interest)" on page S-87 in the prospectus supplement.

Tax Considerations

You should carefully consider, among other things, the matters set forth in the section "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations-Tax Treatment of U.S. Holders-Certain Notes Treated as a Put Option and a Deposit or an Executory Contract-Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, Notes that have a term of one year or less could be treated as short-term debt instruments for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations-Tax Treatment of U.S. Holders-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Notes" in the accompanying prospectus supplement. Notes that have a term of more than one year could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations-Tax Treatment of U.S. Holders-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Notes" in the accompanying prospectus supplement.

In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company ("PFIC") or a United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.